Eden Bioscience Receives Delisting Warning Letter From Nasdaq

BOTHELL, WA -- 09/18/2007 -- Eden Bioscience Corporation (NASDAQ: EDEN) today announced that on September 12, 2007 it received a Nasdaq Staff Deficiency Letter from the Nasdaq Stock Market notifying it that the bid price per share for the Company's common stock has closed below the $1.00 minimum bid price requirement for 30 consecutive trading days and that, as a result, the Company no longer meets The Nasdaq Capital Market's minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). Nasdaq has provided the Company with 180 calendar days, or until March 10, 2008, to regain compliance. To regain compliance with the minimum bid price requirement, the closing bid price of the Company's common stock must remain above $1.00 for a minimum of ten consecutive trading days. If the Company does not regain compliance by March 10, 2008, Eden Bioscience's common stock will be delisted from The Nasdaq Capital Market. The 180-day compliance period relates exclusively to the Company's bid price deficiency. The Company may be delisted during the 180-day period for failure to maintain compliance with any other listing requirement which occurs during this period. Eden Bioscience management and Board of Directors are considering various alternatives to address this issue.

CONTACT
Bradley S. Powell
Eden Bioscience
425-984-2120
fax: 425-806-7400
investorinfo@edenbio.com